SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
             REGISTRATION STATEMENT UNDER the Securities Act of 1933
                                              ----------------------

                       Emergency Filtration Products, Inc.
           ..........................................................
             (Exact name of registrant as specified in its charter)

Nevada                                      0-27421            87-0561647
...............                            ............         .................
(State or other jurisdiction            (SEC File Number)      (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                           175 Cassia Way, Suite A115
                               Henderson, NV 89014
           ..........................................................
               (Address of Principal Executive Offices) (Zip Code)

                        1,144,784 Shares of Common Stock
           ..........................................................
             Issued Pursuant to Employment and Consulting Agreements

                                 Douglas Beplate
                           175 Cassia Way, Suite A115
                               Henderson, NV 89014
           ..........................................................
                     (Name and address of agent for service)

                                 (888) 656-3697
           ..........................................................
              (Telephone number, including area code, of agent for
                                    service)


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                           Proposed     Proposed
Title of                   maximum      maximum
securities    Amount       offering     aggregate  Amount of
to be         to be        price        offering   registration
registered    registered   per share    price      fee

Common stock
Par value
$0.001        1,144,7841   $0.26        $297,644*   $27.382

-------------------------
1 1,144,784 shares are being issued to non-affiliates pursuant to Employment and Consulting agreements.
2 Fees are calculated by multiplying the aggregate offering amount by .000092 pursuant to Section 6(b) of the Securities Act.
* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low price of the Registrant's Common Stock, $0.001 par value per share, on September 11, 2002 (as reported on the OTC Bulletin Board).

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

N/A

Item 2. Registrant Information and Employee Plan Annual Information.

N/A

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

                (1) Form 10-KSB filed April 1, 2002.
                (2) Form 10-QSB filed August 14, 2002.
                (3) Form 10-QSB filed May 15, 2002.
                (4) Form 10-SB filed September 22, 1999 as amended.

           All documents subsequently filed by Emergency Filtration pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

        Incorporated herein by reference from Form 10-SB, filed on September 22, 1999 as amended.

Item 5. Interests of Named Experts and Counsel.

           The balance sheet of Emergency Filtration as of December 31, 2001 and the statements of operations, shareholders' equity and cash flows for the period from inception to December 31, 2001, have been included herein in reliance on the report, which includes an explanatory paragraph on Emergency Filtration Products ability to continue as a going concern, of PricewaterhouseCooper LLC, independent accountants, given on the authority of the firms as experts in accounting and auditing. Ronald C. Kaufman is acting as special counsel to Emergency Filtration Products in connection with the filing of this registration statement.

Item 6. Indemnification of Directors and Officers.

          Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to the Company, or its stockholders for damages for breach of fiduciary duty as a director or officer.

           The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful.

           The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

           So far as permitted by the Nevada Business Corporation Act, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct.

           Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

           Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his of her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonable entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

           To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, 17. 20 actually and reasonably incurred by him in connection with the defense."

            Section 78.751(4) of the NRS limits indemnification under Section 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances.

           Pursuant to Section 78.175(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

           Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act is therefore, unenforceable. Item

7. Exemption from Registration Claimed.

N/A

Item 8. Exhibits.

5.01 Kaufman & Associates, PLLC Opinion

23.01 Consent of Kaufman & Associates, PLLC (contained in exhibit 5.01)

23.02 Consent of PricewaterhouseCoopers, LLC

Item 9. Undertakings.

N/A

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on September 12, 2002.

                                   Emergency Filtration Products, Inc.
                                   -----------------------------------
                                                   (Registrant)

                                    By:       /s/ Douglas Beplate
                                       --------------------------------
                                    President



                                Exhibit Index

Exhibit No.    Description

5.01           Kaufman & Associates, PLLC Opinion

23.01          Consent of Kaufman & Associates, PLLC (contained in exhibit 5.01)

23.02          Consent of PricewaterhouseCoopers, LLC

Exhibit 5.01


September 12, 2002

Board of Directors
Emergency Filtration Products, Inc.
175 Cassia Way, Suite A115
Henderson, NV 89014


Ladies and Gentlemen:

           You have requested my opinion with respect to certain matters in connection with the filing by Emergency Filtration Products Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 1,144,784 shares of the Company's Common Stock, $0.001 par value.

           In connection with this opinion I have examined the Registration Statement, the Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda, certain Employment and Consulting Agreements and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

           On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Employment Agreements and Consulting Agreements will be validly issued, fully paid and nonassessable.

           This opinion is rendered only with regard to the matters set forth in the paragraph above. No other opinions are intended nor should they be inferred.

           I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

           I am a member of the Oklahoma Bar I call your attention to the fact that Emergency Filtration Products, Inc. is a Nevada Corporation.

           I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,






Ronald C. Kaufman
Kaufman & Associates, PLLC

Exhibit 23.01  (Contained in Exhibit 5.01)


Exhibit 23.02




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2002 relating to the financial statements of Emergency Filtration Products, Inc. (the "Company"), which appear in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.



PricewaterhouseCoopers LLP

Las Vegas, NV

September 11, 2002